EXHIBIT 10.7
July 31, 2007
Mr. Ronald N. Frankel
275 Monte Grigio Street
Pacific Palisades, CA 90272
Dear Ron:
We are pleased to confirm and ratify for you the following benefits that were initially offered to you on January 19, 2001, as our President and Chief Executive Officer.
Severance and Vesting Acceleration: Your employment is at will and may be terminated by you or Synacor, Inc. (the “Company”) at any time with or without Cause (as defined below) or notice. In the event that the Company terminates your employment without Cause, you will be paid a lump sum amount equal to twelve months of your base salary at the rate in effect on your last date of employment with the Company. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), when your employment terminates, then the lump sum payment described in this paragraph will be paid on the earliest practicable date that occurs more than six months after the termination of your employment.
If you are terminated without Cause, then with respect to any equity award that the Company has granted to you, including options, you will become vested in an additional number of shares or options, as if you provided another twelve months of service following your employment termination date. The term “Cause” will consist of (a) your intentional failure to substantially perform duties assigned to you by the Company’s Board of Directors, following at least 30 days written notice of such failure, (b) your commission of any act of fraud, embezzlement, felony, or other willful misconduct that causes material injury to the Company, (c) the intentional unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company, which unauthorized use of disclosure causes material harm to the Company, or (d) your willful breach of your obligations under any written covenant or agreement with the Company, which breach is not cured within 30 days following written notice thereof and which causes material harm to the Company.
In the event of a change of control, you will become vested in 100% of all of your stock options or equity awards granted by the Company if (a) the acquirer or successor does not assume in full your Company options or equity awards, as applicable, (b) your compensation is reduced below your rate of compensation as of immediately prior to such change of control, (c) your place of employment is relocated more than 35 miles from the place of employment as of immediately prior to such change of control, or (d) there is a reduction in your duties and responsibilities as a result of or following such change of control.

If these terms meet with your approval, please execute a copy of this letter below and return it to me.
Best regards,

/s/ Andrew Kau		/s/ Ronald N. Frankel

Andrew Kau Managing Director, Walden Intl.		Ronald N. Frankel

Date:	8/1/07	Date	7/31/07